Equipment Lease Purchase Agreement

This Lease Agreement (this "Contract") is entered into by and between Honestas Holdings, a California Corporation, ("Lessor"), and D&C Distributors, LLC., a California LLC., ("the Lessee").

WHEREAS, the Lessee desires to lease and use certain equipment described below with the right to purchase; and

WHEREAS, the Lessor is willing to provide such equipment and convey said equipment to the Lessee.

NOW, THEREFORE, the parties enter into this Contract upon the following terms and conditions:

1. Equipment Leased

a) The Equipment

Subject to the terms and conditions set forth below, the Lessor leases to the Lessee the following described equipment (the "Equipment"): Mimaki UJF-6042MK II Printer # W974B534

The Equipment shall be delivered as new unless otherwise stated in this Agreement.

b) Delivery, Acceptance and Installation of the Equipment

1. The Licensed Mimaki Dealer, ("Dealer") has delivered, installed and provided operational training to Lessee.

c) Alterations and Modifications

Any alterations or modifications to the Equipment may be made only upon approval by the Dealer, which approval shall not be unreasonably withheld. The Lessee agrees to remove any alteration or attachment and to restore the Equipment to its normal, unaltered condition, ordinary wear and tear excepted, prior to its return to Lessor, or upon notice from the Lessor that the alteration or attachment creates a safety hazard or renders maintenance of the Equipment impractical.

d) Insurance

Lessee shall maintain such insurance on the Equipment as it may be deem necessary to protect its interest therein. The Lessor will not carry insurance on the Equipment.

e) Option To Purchase

Title to the Equipment will pass to the Lessee upon notification to the Lessor of the Lessee's intent to exercise its purchase option. When the Lessee exercises the option to purchase granted Item 4 "Term" below, lease payments shall cease when the Lessee gives the Lessor notice of its exercise of the option.

The purchase options(s) are as follows: 24 equal monthly payments of $ 2,000.00 followed by a $1.00 residual balance at the end of the term of the lease, unless pre-payment option is exercised.

2. Maintenance of Equipment

a) The Lessor shall keep the Equipment in good operating condition and shall advise the Dealer of the preventative maintenance schedule.

b) All repairs or remedial maintenance will be performed by Dealer after notification of malfunction.

c) Lessee shall be responsible for all expenses incurred by Dealer for travel, repairs and agreed expenses.

3. Consideration

The total amount due under this Agreement shall not exceed $48,001.00.

Payments under this Agreement shall be made in equal monthly installments of $ 2,000.00 for lease of the Equipment due on or before the 15th of the current month.

4. Term

This Agreement shall be effective for a period of 24 months. It shall commence on May 15th, 2017, and shall terminate on May 15th 2019.

A. Pre-Payment Option: If Lessee exercises the pre-payment option, Interest collected will be prorated at 15% annual percentage rate at date of pay off plus the remaining principal of equipment.

5. Access to Records

The Lessee and its sub Lessees, if any, shall maintain all books, documents, papers, accounting records, and other evidence pertaining to all costs incurred under this agreement. They shall make such materials available at their respective offices at all reasonable times during the contract period, and for three (3) years from the date of final payment under the contract, for inspection by the Lessor. Copies thereof shall be furnished at no cost to the Lessee if requested.

6. Assignment

The Lessee binds its successors and assignees to all the terms and conditions of this Contract. The Lessee shall not assign or subcontract the whole or any part of this Contract without the Lessor's prior written consent.

7. Audits

Lessee acknowledges that it may be required to submit to an audit of funds paid through this Contract. Any such audit shall be conducted in accordance specified by the Lessor.

8. Authority to Bind Lessee

The signatory for the Lessee represents that he/she has been duly authorized to execute this Contract on behalf of the Lessee and has obtained all necessary or applicable approvals to make this Contract fully binding upon the Lessee when his/her signature is affixed, and certifies that this Contract is not subject to further acceptance by Lessee when accepted by the Lessor.

9. Compliance with Laws.

A. The Lessee shall comply with all applicable federal, state and local laws, rules, regulations and ordinances, and all provisions required thereby to be included herein are hereby incorporated by reference. The enactment of any state or federal statute or the promulgation of rules or regulations thereunder after execution of this Contract shall be reviewed by the Lessor and the Lessee to determine whether the provisions of this Contract require formal modification.

B. The Lessee certifies by entering into this Contract, that neither it nor its principal(s) is presently in arrears in payment of its taxes, permit fees or other statutory, regulatory or judicially required payments to the State of California.

C. The Lessee warrants that it has no current or pending or outstanding criminal, civil, or enforcement actions initiated by the State of California pending, and agrees that it will immediately notify the Lessor of any such actions. During the term of such actions, Lessee agrees that the Lessor may delay, withhold, or deny work

under any Supplement or contractual device issued pursuant to this Contract and any supplements or amendments.

D. If a valid dispute exists as to the Lessee's liability or guilt in any action initiated by the State of California or its agencies, and the Lessee decides to delay, withhold, or deny work to the Lessee, the Lessor may request that it be allowed to continue, or receive work, without delay. The Lessee must submit, in writing, a request for review to the State of California following the procedures for disputes outlined herein. A determination by State of California shall be binding on the parties.

E. The Lessee warrants that the Lessee and its sub Lessees, if any, shall obtain and maintain all required permits, licenses, and approvals, as well as comply with all health, safety, and environmental statutes, rules, or regulations in the performance of work activities. Failure to do so may be deemed is a material breach of this Contract and grounds for immediate termination of the Agreement.

F. The Lessee hereby affirms that it is properly registered and owes no outstanding reports with the California Secretary of State.

10. Condition of Payment

All services provided by the Lessee under this Contract must be performed to the Lessor's reasonable satisfaction, as determined at the discretion of the undersigned Lessor's representative and in accordance with all applicable federal, state, local laws, ordinances, rules, and regulations. The Lessor shall not be required to pay for work found to be unsatisfactory, inconsistent with this Contract or performed in violation of and federal, state, or local statute, ordinance, rule or regulation.

11. Confidentiality of Data, Property Rights in Products, and Copyright Prohibition

The Lessee agrees that all information, data, findings, recommendations, proposals, etc. by whatever name described and in whatever form secured, developed, written or produced by the Lessee in furtherance of this contract shall be the property of the Lessor. The Lessee shall take such action as is necessary under law to preserve such property rights in and of the Lessor while such property is within the control and/or custody of the Lessee. By this contract, the Lessee specifically waives and/or releases to the Lessor any cognizable property right of the Lessee to copyright, license, patent or otherwise use such information, data, findings, recommendations, proposals, etc.

12. Confidentiality of Lessor Information.

The Lessee understands and agrees that data, materials, and information disclosed to the Lessee may contain confidential and protected information. The Lessee covenants that data, material and information gathered, based upon or disclosed to the Lessee for the purpose of this Contract. Lessee agrees to comply with such internal privacy/confidential information policy with regard to data, materials, and information disclosed or otherwise provided to Lessee by the Lessor under the terms of this contract.

13. Disputes

A. Should any disputes arise with respect to this Contract, the Lessee and the Lessor agree to act immediately to resolve such disputes. Time is of the essence in the resolution of disputes.

B. The Lessee agrees that, the existence of a dispute notwithstanding, it will continue without delay to carry out all its responsibilities under this Contract that are not affected by the dispute.

14. Drug-Free Workplace Certification.

The Lessee hereby covenants and agrees to make a good faith effort to provide and maintain a drug-free workplace. The Lessee will give written notice to the Lessor within ten (10) days after receiving actual notice that the Lessee or an employee of the Lessee in the State of California has been convicted of a criminal drug violation occurring in the Lessee's workplace. False certification or violation of this certification may result in sanctions including, but not limited to, suspension of contract payments and/or termination of this Contract. s.

The Lessee certifies and agrees that it will provide a drug-free workplace by:

A. Publishing and providing to all of its employees a statement notifying them that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Lessee's workplace, and specifying the actions that will be taken against employees for violations of such prohibition;

B. Establishing a drug-free awareness program to inform it's employees of (1) the dangers of drug abuse in the workplace; (2) the Lessee's policy of maintaining a drug-free workplace; (3) any available drug counseling, rehabilitation, and employee assistance programs; and (4) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace;

C. Notifying all employees in the statement required by subparagraph (A) above that as a condition of continued employment, the employee will (1) abide by the terms of the statement; and (2) notify the Lessee of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction;

D. Notifying in writing the Lessee within ten (10) days after receiving notice from an employee under subdivision (C)(2) above, or otherwise receiving actual notice of such conviction;

E. Within thirty (30) days after receiving notice under subdivision (C)(2) above of a conviction, imposing the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace: (1) taking appropriate personnel action against the employee, up to and including termination; or (2) requiring such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state or local health, law enforcement, or other appropriate agency; and

F. Making a good faith effort to maintain a drug-free workplace through the implementation of subparagraphs (A) through (E) above.

15. Force Majeure

In the event that either party is unable to perform any of its obligations under this contract or to enjoy any of its benefits because of natural disaster or decrees of governmental bodies not the fault of the affected party (hereinafter referred to as a "Force Majeure Event"), the party who has been so affected shall immediately give notice to the other party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this contract shall be immediately suspended. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may, by giving written notice, terminate this contract.

16. Governing Laws

This Contract shall be construed in accordance with and governed by the laws of the State of California and suit, if any, must be brought in the State of California.

17. Indemnification.
The Lessee agrees to indemnify, defend, and hold harmless the Lessee, its agents, officers, and employees from all claims and suits including court costs, attorney's fees, and other expenses caused by any act or omission of the Lessee and/or its sub Lessees, if any, in the performance of this Contract. The Lessor shall **not** provide such indemnification to the Lessee.

18. Independent Lessee
Both parties hereto, in the performance of this contract, shall act in an individual capacity and not as agents, employees, partners, joint ventures or associates of one another. The employees or agents of one party shall not be deemed or construed to be the employees or agents of the other party for any purposes whatsoever. Neither party will assume liability for any injury (including death) to any persons, or damage to any property arising out of the acts or omissions of the agents, employees or sub Lessees of the other party.

The Lessee shall be responsible for providing all necessary unemployment and workers' compensation insurance for the Lessee's employees

19. Insurance
A. The Lessee shall secure and keep in force during the term of this Contract, the following insurance coverage, covering the Lessee for any and all claims of any nature which may in any manner arise out of or result from this Contract:

1. Commercial general liability, including contractual coverage, and products or completed operations coverage (if applicable), with minimum liability limits of $700,000 per person and $5,000,000 per occurrence unless additional coverage is required by the State.

2. The Lessee shall provide proof of such insurance coverage by tendering to the undersigned Lessor representative a certificate of insurance prior to the commencement of this Contract and proof of Workers compensation coverage meeting all state and federal statutory requirements. In addition, proof of an "all states endorsement" covering claims occurring outside the State is required if any of the services provided under this Contract involve work outside of California.

B. The Lessee's insurance coverage must meet the following additional requirements:

1. The insurer must have a certificate of authority issued by the California Department of Insurance.

2. Any deductible or self-insured retention amount or other similar obligation under the insurance policies shall be the sole obligation of the Lessee.

3. The Lessor will be defended, indemnified and held harmless to the full extent of any coverage actually secured by the Lessee in excess of the minimum requirements set forth above. The duty to indemnify the Lessor under this Contract shall not be limited by the insurance required in this Contract.

4. The insurance required in this Contract, through a policy or endorsement(s), shall include a provision that the policy and endorsements may not be canceled or modified without thirty (30) days' prior written notice to the undersigned Lessor's agency.

5. Failure to provide insurance as required in this Contract may be deemed a material breach of contract entitling the Lessee to immediately terminate this Contract.

The Lessee shall furnish a certificate of insurance and all endorsements to the undersigned State agency prior to the commencement of this Contract.

20. Key Person(s)

A. If both parties have designated that certain individual(s) are essential to the services offered, the parties agree that should such individual(s) leave their employment during the term of this Contract for whatever reason, the Lessor shall have the right to terminate this Contract upon thirty (30) days prior written notice.

B. In the event that the Lessee is an individual, that individual shall be considered a key person and, as such, essential to this Contract. Substitution of another for the Lessee shall not be permitted without express written consent of the Lessor.

C. Nothing in sections A and B, above shall be construed to prevent the Lessee from using the services of others to perform tasks ancillary to those tasks which directly require the expertise of the key person. Examples of such ancillary tasks include secretarial, clerical, and common labor duties. The Lessee shall, at all times, remain responsible for the performance of all necessary tasks, whether performed by a key person or others.

21. Licensing Standards

The Lessee and its employees and sub Lessees shall comply with all applicable licensing standards, certification standards, accrediting standards and any other laws, rules or regulations governing services to be provided by the Lessee pursuant to this Contract.

22. Material Incorporated or Referred to in Contract

The Lessee has supplied herewith all written materials, documents, or instruments mentioned or referred to in the contract except, where applicable, user manuals which will be included with the equipment upon delivery and which do not alter the terms of this agreement.

23. Merger & Modification

This Contract constitutes the entire agreement between the parties. No understandings, agreements, or representations, oral or written, not specified within this Contract will be valid provisions of this Contract. This Contract may not be modified, supplemented or amended, in any manner, except by written agreement signed by all necessary parties.

24. Nondiscrimination.

Pursuant to the Civil Rights Act of 1964, the Lessee and its sub Lessees shall not discriminate against any employee or applicant for employment in the performance of this Contract. The Lessee shall not discriminate with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, color, religion, sex, disability, national origin or ancestry. Breach of this covenant may be regarded as a material breach of this Contract. The Lessee's execution of this Contract also signifies compliance with applicable federal laws, regulations, and executive orders prohibiting discrimination in the provision of services based on race, color, national origin, age, sex, disability or status as a veteran.

25. Notices

Whenever any notice, statement or other communication is to be sent to the Lessor or to the Lessee, it shall be sent to the addresses of record unless otherwise specifically advised.

26.Order of Precedence

Any inconsistency or ambiguity in this Contract shall be resolved by giving precedence in the following order: (1) This Contract, (2) attachments prepared by the Lessor, (3) Solicitation Number, (4) Lessee's response to solicitation number , and (5) attachments prepared by the Lessee. In the event of any conflict between the terms and conditions of this Contract and the provisions of any of the other documents identified in items (2), (3), (4) or (5) of the immediately preceding sentence, the terms and conditions of this Contract shall supersede and control.

27. Ownership of Documents and Materials

During the performance of the Contract specified herein, the Lessee shall be responsible for any loss of or damage to equipment while in possession of the Lessee. Any loss or damage thereto shall be restored at the Lessee's expense. Full, immediate, and unrestricted access to the work product of the Lessee during the term of this contract shall be available to the Lessor.

28. Penalties/Interest/Attorney's Fees

The Lessee will in good faith perform its required obligations hereunder and does not agree to pay any penalties, liquidated damages, interest, or attorney's fees, except as required by California law.

29. Security and Privacy of Health Information

The Lessee agrees to comply with all requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) in all activities related to this Contract, to maintain compliance throughout the life of this Contract, to operate any systems used to fulfill the requirements of this Contract in full compliance with HIPAA and to take no action which adversely affects the State's HIPAA compliance

The parties acknowledge that the Department of Health and Human Services has issued the Final Rule, as amended from time to time, on the Standards for Privacy of Individually Identifiable Health Information, as required by HIPAA. To the extent required by the provisions of HIPAA and regulations promulgated thereunder, the Lessee covenants that it will appropriately safeguard Protected Health Information (PHI), as defined by the regulations, which is made available to or obtained by the Lessee in the course of its work under this Contract. The Lessee agrees to comply with applicable requirements of law relating to PHI with respect to any task or other activity it performs.

30. Severability

The invalidity of any section, subsection, clause or provision of this Contract shall not affect the validity of the remaining sections, subsections, clauses or provision of this contract.

31. Substantial Performance

This contract shall be deemed to be substantially performed only when fully performed according to its terms and conditions and any modification thereof.

32. Taxes

The Lessor is exempt from state, many federal and local taxes. The Lessor will not be responsible for any taxes levied on the Lessee as a result of this contract.

33. Termination for Convenience

This contract may be terminated, in whole or in part, by the Lessor whenever, for any reason, the Lessor determines that such termination is in the best interest of the Lessor. Termination of services shall be effected by delivery to the Lessee of a Termination Notice at least thirty (30) days prior to the termination effective date, specifying the extent to which performance of services under such termination becomes effective.

34. Termination for Default

A. With the provision of thirty (30) days notice to the Lessee, the Lessor may terminate this contract in whole or in part, if the Lessee **fails to**:

1. Correct or cure any breach of this contract;
2. Make progress so as to endanger performance of this contract; or
3. Perform any of the other provisions of this contract.

B. If the Lessor terminates this contract in whole or in part, it may acquire, under the terms and in the manner the Lessor considers appropriate, supplies or services similar to those terminated, and the Lessee will be liable to the Lessor for any excess costs for those supplies or services.

C. The rights and remedies of the Lessor in this clause are in addition to any other rights and remedies provided by law or under this contract.

35. Travel.

No expenses for travel will be reimbursed unless specifically permitted under the scope of the services or consideration provision.

36. Waiver of Rights

No right conferred on either party under this contract shall be deemed waived and no breach of this contract excused, unless such waiver or excuse shall be in writing and signed by the party claimed to have waived such right.

37. Work Standards

The Lessee agrees to execute its responsibilities by following and applying at all times the highest professional and technical guidelines and standards. If the Lessor becomes dissatisfied with the work product of or the working relationship with those individuals assigned to work on this contract, the Lessor may request in writing the replacement of any or all such individuals and Lessee shall grant such request.

NON-COLLUSION AND ACCEPTANCE

The undersigned attests, subject to the penalties for perjury, that he/she is the Lessee, or that he/she is the properly authorized representative, agent, member or officer of the Lessee, that he/she has not, nor has any other member, employee, representative, agent or officer of the Lessee, directly or indirectly, to the best of his/her knowledge, entered into or offered to enter into any combination, collusion or agreement to receive or pay, and that he/she has not received or paid, any sum of money or other consideration for the execution of this Contract other than that which appears upon the face of this Contract.

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Revised 05/16

In Witness Whereof, Lessee and the Lessor have, through duly authorized representatives, entered into this agreement. The parties having read and understand the foregoing terms of the contract do by their respective signatures dated below hereby agree to the terms thereof.

Lessee: D&C Distributors, LLC	**Lessor: Honestas Holdings**
Signature: [signature]	Signature: [signature]
Printed Name: J. CARLSON	Printed Name: BEFF GORDON
Title: CONTROLLER	Title:
Date: 6-15-17	Date: 6 - 15 - 17

Lessor Initial:

Lessee Initial: